EXHIBIT 4.3

                         SECOND AMENDED AND RESTATED
                         PURCHASE AND SALE AGREEMENT


          AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, as amended and restated as of October __, 1996, among FIRESTONE RETAIL CREDIT CORPORATION, a Massachusetts corporation (together with its successors and assigns, called the "Company"), CREDIT FIRST NATIONAL ASSOCIATION, a national bank (together with its successors and assigns, called "CFNA"), and BRIDGESTONE/FIRESTONE, INC., an Ohio corporation (together with its successors and assigns, called "FIRESTONE").

                             W I T N E S S E T H:
                            - - - - - - - - - -

           WHEREAS, the Company and Firestone Retail Credit Corporation, a Delaware corporation ("FRCC"), purchased from Ameritrust Company National Association ("Ameritrust") and Society National Bank ("Society"), successor in interest by merger to Ameritrust, certain revolving open-ended charge card receivables arising under credit cards issued by Ameritrust and Society (the "Predecessor Cards") pursuant to credit card programs in which Ameritrust and Society extend credit to Firestone customers and to customers of dealers of Firestone and customers of certain other dealers and marketers of automotive products in order to permit such customers to purchase goods and services from Firestone stores, participating Firestone dealers, and other entities, as the case may be (the "Predecessor Program");

          WHEREAS, the Company, Firestone and Ameritrust were parties to that certain purchase and sale agreement dated as of July 31, 1986, as amended (the "Original Purchase Agreement");

          WHEREAS, FRCC, Firestone and Ameritrust were parties to that certain purchase and sale agreement, as amended and restated as of December 31, 1986, as further amended (the "FRCC" Purchase Agreement");

          WHEREAS, FRCC, was merged into the Company and the Company thereupon succeeded by operation of law to all the rights, properties and obligation of FRCC;

          WHEREAS, the Company, as successor by merger of the rights and obligations of FRCC under the FRCC Purchase Agreement, and the other parties to the FRCC Purchase Agreement and the Original Purchase Agreement consolidated, amended and restated the FRCC Purchase Agreement and the Original Purchase Agreement by executing the Purchase Agreement, amended and restated as of October 3, 1989 (the "1989 Purchase Agreement");

          WHEREAS, on July 13, 1992, Ameritrust was merged into Society and Society succeeded by operation of law to all the rights, properties and obligations of Ameritrust, including, but not limited to, the 1989 Purchase Agreement;


          WHEREAS, the Company, Firestone and Society were parties to that certain First Amendment to the Purchase and Sale Agreement, dated as of November 1, 1992 (the "First Amendment"), and that certain Second Amendment to the Purchase and Sale Agreement, dated as of October 1, 1993 (the "Second Amendment") (the 1989 Purchase Agreement, as amended by the First Amendment and Second Amendment is hereby collectively referred to as the "Amended Purchase Agreement");

          WHEREAS, Society has assigned and transferred all its right, title and interest in and to the Amended Purchase Agreement to CFNA and CFNA has assumed and agreed to perform all of the rights and obligations of Society under the Amended Purchase Agreement pursuant to a Transfer Agreement, dated as of October 1, 1993;



          WHEREAS, the Company, Firestone and the Fuji Bank and Trust Company (the "Trustee") were parties to that certain Pooling and Servicing Agreement, dated as of November 1, 1992 (the "Original Pooling and Servicing
Agreement"), pursuant to which the Company has assigned its right, title and interest in and to the Amended Purchase Agreement;

          WHEREAS, the Company, Firestone and CFNA were parties to the Amended and Restated Purchase and Sale Agreement, dated as of October 20, 1993, and amended on August 12, 1994 (as so amended, the "Amended and Restated Purchase Agreement").

          WHEREAS, the Company, Firestone and the Trustee desire to amend and restate the Original Pooling and Servicing Agreement and supplement the Pooling and Servicing Agreement with the Series 1996-1 Supplement, each dated the date hereof (the Original Pooling and Servicing Agreement as so amended and supplemented and as amended and supplemented from time to time (the "Pooling and Servicing Agreement"); and

          WHEREAS, the parties hereto wish to further amend and restate the Amended and Restated Purchase Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

                                  ARTICLE I

                                  DEFINITION

          SECTION 1.01.  Definitions.  For all purposes of this Agreement,
                         -----------
except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein or in Annex X attached hereto shall have the meanings specified in the Pooling and Servicing Agreement.



                                  ARTICLE II

                       PURCHASE AND SALE AND ASSIGNMENT

          Section 2.01.  Sale of Eligible Trade Receivables to the Company.
                         -------------------------------------------------
Subject to and upon the terms and conditions herein set forth, CFNA does hereby transfer, sell and assign to the Company, without recourse to CFNA except as provided herein, and the Company does hereby acquire and purchase all of CFNA's right, title and interest in, to and under the Eligible Receivables now existing and hereafter created in any Eligible Accounts whether now existing or hereafter created on or after the Cut-Off Date, all amounts due or to become due on or after the Cut-Off Date and all amounts received with respect thereto, including all Recoveries relating thereto (net of related expenses), Insurance Proceeds (net of related expenses), and all of its right, title and interest in, to any Insurance Premiums paid under any Insurance Agreements and all proceeds of any Insurance Agreement to the extent not previously purchased, at a purchase price equal to the face amount of such Receivables. CFNA shall deliver to the Company on each Settlement Date a Monthly Servicer Certificate substantially in the form of Annex A attached hereto. The foregoing transfer, assignment, set-over and conveyance does not constitute and is not intended to result in a creation or an assumption by the Company of any obligation of CFNA or any other Person in connection with the Accounts, the Receivables or under any agreement or instrument relating thereto, including, without limitation, any obligation to any merchants, Obligors or insurers.



          Section 2.02.  Assignment of Certain Rights Under the Participation
                         ----------------------------------------------------
Agreement.
---------

          (a) As further consideration for the transfer, sale and assignment of the Receivables by CFNA to the Company pursuant to Section 2.01, the Company hereby assigns to CFNA any and all of its rights to any amounts payable to it by Firestone pursuant to Section 2(c)(ii) of the Amended and Restated Participation Agreement dated as of the date hereof, between

Firestone and the Company (the "Participation Agreement") and CFNA hereby accepts such assignment.

          (b) Firestone hereby acknowledges and agrees to the assignment set forth in Section 2.02(a) and hereby agrees that CFNA shall have full recourse against it for the payment of any amounts payable to the Company pursuant to
Section 2(c)(ii) of the Participation Agreement.

          (c) CFNA hereby acknowledges and agrees that it shall not have any claim nor have any recourse available to it against the Company for payment of any amount under Section 2.01 which is in respect of the Discount Amount.


          Section 2.03.  Customer Service Adjustments.  CFNA may accept a
                         ----------------------------
return of goods for full or partial credit or make a daily adjustment in the principal amount or finance or other charges accrued or payable with respect to the account of a customer who has purchased merchandise or services on credit under a Credit Card Agreement, provided that such adjustment is
                                      --------
permitted under CFNA's applicable Credit Card Guidelines. The aggregate amount of all such adjustments made by CFNA during any Collection Period shall be payable to the Company by CFNA and shall be due no later than the Transfer Date at the end of such Collection Period.


     Section 2.04   Addition of Accounts.
                    --------------------

          (a) All accounts created after the Series 1996-1 Closing Date which meet the definition of Eligible Accounts shall be included as Accounts from and after the date upon which such Eligible Accounts are created and all Receivables in such Eligible Accounts, whether such Receivables are existing or thereafter created, shall be transferred automatically to the Trust upon purchase by the Transferor from the Originator.

          (b) Subject to Section 2.04(c) and (d), CFNA may, but shall not be obligated to, designate from time to time additional credit card accounts with respect to Receivables arising from Alternative Programs ("Eligible Alternative Accounts") to be included as Accounts and convey the Eligible Alternative Receivables arising from such Eligible Alternative Accounts to the Trust.

          (c) CFNA shall be permitted to designate and assign Eligible Alternative Receivables from Eligible Alternative Accounts only upon satisfaction of the following conditions.

               (i)  CFNA shall designate only Eligible Alternative Accounts;

               (ii) On or prior to each Addition Date in respect of Eligible Alternative Accounts, CFNA shall have executed and delivered to the Company a written assignment in substantially the form of Exhibit _ (the


"Assignment") and a true and complete list identifying all such Eligible Alternative Accounts specifying for each such Account, as of the Addition Notice Date, its account number. Such list shall be as of the Addition Date with respect to such Assignment and shall be incorporated into and made a part of such Assignment and this Agreement;

               (iii) CFNA represents and warrants (x) as of each Addition Date with respect to Eligible Alternative Accounts added pursuant to Section 2.04(b) and 2.04(c) that (a) the list of Eligible Alternative Accounts, as of the Addition Notice Date, complies in all material respects with the requirements of paragraph (ii) above and (b) no selection procedure was utilized by CFNA in selecting the Eligible Alternative Accounts which is adverse to the interests of the Company and (y) as of the Addition Notice Date and as of the Addition Date, is not insolvent;

               (iv) The Company has received written confirmation from each Rating Agency that such Rating Agency will not reduce or withdraw its rating on any outstanding Series as a result of such addition;

               (v) On or before each Addition Date, CFNA shall deliver a certificate of a Vice President or more senior officer confirming the items
set  forth  in  paragraphs (ii),  (iii)  and  (iv) above.    The  Company may
conclusively rely on such certificate, shall have not duty to make inquiries with regard to matters set forth therein and shall incur no liability in so relying; and

               (vi) On or before each Addition Date, the Company shall deliver to the Trustee and each Rating Agency, an Opinion of Counsel (which, in this instance, shall be outside counsel to the Transferor) with respect to the Receivables in the Eligible Alternative Accounts substantially in the form of Exhibit F to the Pooling and Servicing Agreement.

     Upon satisfaction of the above conditions, CFNA shall execute and deliver the Assignment to the Company, and the Eligible Alternative Receivables from the Eligible Alternative Accounts shall be conveyed to the Company as provided in the Assignment.

          (d) CFNA shall be permitted to designate Eligible Alternative Accounts and convey such Eligible Alternative Accounts and the Eligible Alternative Receivables arising out of such Eligible Alternative Accounts pursuant to Sections 2.04(b) and (c) until either (i) the number of Eligible Alternative Accounts equals 10% of the number of Eligible Accounts and Eligible Alternative Accounts (the "Ten Percent Number Test") or (ii) the aggregate dollar amount of Eligible Alternative Accounts equals 10% of the aggregate dollar amount of Eligible Accounts and Eligible Alternative Accounts (the "Ten Percent Aggregate Test") together with the Ten Percent Number Test, the "Ten Percent Tests"). When either Ten Percent Test has been met, CFNA shall not convey Eligible Alternative Receivables to the Transfer until the earlier of date on which the Ten Percent Test is no longer met or the Company receives written confirmation from each Rating Agency that such Rating Agency will not reduce or withdraw its then current rating on any outstanding Series as a result of such conveyance.

     When the Company has received written confirmation from each Rating Agency that such Rating Agency will not reduce or withdraw its then current rating on any outstanding series as a result of the continued inclusion of Eligible Alternative Accounts from a Designated Alternative Program, CFNA may continue to transfer Eligible Alternative Accounts from a designated Alternative Program to the Company, provided that (i) the number of Eligible Alternative Accounts relating to a Designated Alternative Program does not exceed 20% of the number of Eligible Accounts and Eligible Alternative Accounts, calculated as of December 31, of each calendar year (the "Twenty


Percent Yearly Cap") and (ii) the number of Eligible Alternative Accounts relating to a Designated Alternative Program does not exceed 15% of the number of Eligible Accounts and Eligible Alternative Accounts, calculated as of March 31, June 30, September 30 and December 31 of each year for the preceding three Collection Periods (the "Fifteen Percent Quarterly Cap").
In addition, CFNA may continue to transfer Eligible Alternative Accounts from Non-Designated Alternative Programs, subject to the Ten Percent Maximum Number Test and the Ten Percent Aggregate Test.

     Section 2.05   Transfer of Merchant Fees
                    -------------------------

          In consideration of its agreement to accept the transfer or Receivables hereunder, CFNA agrees to transfer to the Company on each Determination Date, commencing on the Determination Date related to the December 1996 Distribution Date, an amount of merchant fees received by CFNA from authorized merchants pursuant to credit card program agreements during the calendar month preceding such Determination Date equal to the lesser of
(x) $350,000 and (y) the total amount of merchant fees received by CFNA during such Collection Period from such authorized merchants pursuant to credit card program agreements.

                                 ARTICLE III

                  REPRESENTATIONS, WARRANTIES AND COVENANTS

          Section 3.01.  Representations, Warranties of Firestone.  Firestone
                         ----------------------------------------
represents and warrants to the Company that:

          (a) Firestone has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Ohio, with full corporate power and authority to own its properties and to transact the business in which it is now engaged.

          (b) The performance of its obligations under this Agreement and the consummation of the transactions herein contemplated have been duly authorized by all requisite corporate action and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of its property or assets in the United States or upon that of any of its Significant Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or any of its Significant Subsidiaries is a party or by which it or any of its Significant Subsidiaries is bound or to which any of its property or assets in the United States is subject, nor will such action result in any violation of the provisions of its articles of incorporation and regulations or of any statute or any order, rule or regulation of any court or governmental agency subdivision of either having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or any such regulatory authority or other such governmental agency or body is required to be obtained by or with respect to Firestone for the consummation of the transactions contemplated by this Agreement.

          (c) This Agreement has been duly executed and delivered by Firestone and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights' and to general equity principles.



          Section 3.02.  Representations and Warranties of CFNA.  CFNA
                         --------------------------------------
represents and warrants to the Company that:

          (a) CFNA has been duly organized and is validly existing and in good standing as a national bank under the laws of the United States.

          (b) The sale by CFNA of Receivables pursuant to this Agreement and the performance of its obligations under this Agreement have been duly authorized by all requisite corporate action and will not conflict with or resulting a breach of any of the terms or provisions or, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of its property or assets pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property of assets is subject, nor will such action result in any violation of the provisions of its articles of association and by-laws or of any statute or any order, rule or regulation of any court or governmental agency or body of the United States, any State or any political subdivision having jurisdiction over it or any of its properties; and o consent, approval, authorization, order, registration or qualification of or with any such court or any such regulatory authority or other such governmental agency or body is required to be obtained by or with respect to CFNA for the sale of Receivables to the Company hereunder.

          (c) This Purchase Agreement has been duly executed and delivered by CFNA and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights, to debt moratorium laws relating to national banking associations and to general equity principles.

          (d)  CFNA will be, as to each Receivable sold by it to the Company,

the owner immediately prior to the sale of such Receivable free from any lien, security interest, encumbrance or other right, title or interest of any Person.

          (e) There is no effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) now on file or registered in any public office filed by CFNA or purporting to be filed on behalf of CFNA covering any interest of any kind in the Receivables except any financing statements filed in respect of and covering the purchase of the Receivables by the Company pursuant to this Purchase Agreement.

          (f) All filings and recordings (including pursuant to the Uniform Commercial Code) required to perfect the title of the Company in each Receivable sold hereunder have been accomplished and are in full force and effect.

          (g) The chief executive office of CFNA is located in Cuyahoga County, Ohio. Originals or duplicates of documents evidencing all Receivables are kept in Cuyahoga County and Summit County.

          Section 3.03.  Representations and Warranties of the Company.  The
                         ---------------------------------------------
Company represents and warrants to each of Firestone and CFNA that:

          (a) The Company has been duly organized and is validly existing and in good standing as a corporation under the laws of the Commonwealth of


Massachusetts, with full corporate power and authority to own its properties and to transact the business in which it is now engaged or in which it proposes to engage.

          (b) The purchase by the Company of Receivables pursuant to this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under or, except as contemplated hereby and by the Pooling and Servicing Agreement, result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject, nor will such action result in any violation of the provisions of the certificate of incorporation or the by-laws of the Company or of any statue or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body is required for the purchase of Receivables by the Company.


          (c) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar law of general applicability relating to or affecting creditors' rights and to general equity principles.

          Section 3.04.  Covenants of CFNA.  CFNA covenants and agrees with
                         -----------------
the Company and Firestone as follows:

          (a) CFNA will not move its chief executive office or cause the documents and books evidencing the Receivables to be moved from Cuyahoga County, Ohio unless (i) it shall have given to the Company and Firestone not less than 45 days written notice of its intentions so to do, clearly describing the new location, and (ii) it shall have taken such action, satisfactory to the Company, to maintain any security interest of, or any filing in respect of title of, the Company or the Trustee for the benefit of the Certificateholders in the Receivables at all times fully perfected and in full force and effect.

          (b) CFNA shall duly fulfill all obligations on its part to be fulfilled under or in connection with the Receivables and will do nothing to impair the right, title and interest of the Company in the Receivables.

          (c) CFNA shall make, execute or endorse, acknowledge, and file or deliver to the Company from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Receivables and other property or rights covered by the security interest granted pursuant to the Pooling and Servicing Agreement as the Company may reasonably request.

          (d) CFNA agrees that, in the event that is changes its name, place of business or corporate structure so that the financing statements on file with respect to the Receivables become misleading, it will notify the Company and Firestone and cooperate with the Company and Firestone to file amendments to such financing statements to evidence, perfect, maintain and enforce the title or the security interest of the Company or the Trustee in the Receivables and the priority thereof.



          (e) CFNA agrees to indemnify, defend and hold the Company harmless from and against any and all loss, liability, damage, judgment, claim, deficiency or expense including interest, penalties, reasonable attorneys' fees and disbursements and amounts paid in settlement to which the Company may become subject insofar as such loss, liability, damage, judgment, claim, deficiency or expense arise out of, or is based upon or relates to, a breach by CFNA of any warranty, representation, covenant or agreement contained in this Agreement.


          (f) CFNA shall defend the Receivables sold by it to the Company against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Company.

          (g) CFNA will not execute nor will there be on file in any public office any effective financing statement (or similar statement or instrument of registration under the laws of any jurisdiction) or statements relating to the Receivables, except any financing statements filed or to be filed in respect of and covering the purchase of the Receivables by the Company pursuant to this Agreement and the security interest created in favor of the Trustee pursuant to the Pooling and Servicing Agreement and any financing statements assigned to the Trustee for the benefit of the Certificateholders in connection herewith or therewith.

          (h) CFNA shall at its expense perform all acts and execute all documents reasonably requested by the Company at any time to evidence, perfect, maintain and enforce the title or the security interest of the Company in the Receivables and the priority thereof. CFNA will, at the reasonable request of a duly authorized officer of the Company, execute and deliver financing statements relating to or covering the Receivables (reasonably satisfactory in form and substance to the Company) and, where permitted by law, CFNA authorizes the Company to file one or more financing statements signed only by the Company.

          (i) Until such time as it shall notify the Company and Firestone in writing of the revocation of such authority, CFNA hereby agrees that payments in respect of Receivables made by the obligors thereunder may be collected pursuant to the CFNA credit card agreements between each obligor and CFNA in the name of CFNA. In addition, upon the written request of the Company, CFNA agrees to notify all obligors under Receivables to make payment thereof to a bank account(s) designated by the Company and specified in such notice.

          (j) Upon the occurrence of a Liquidation Event with respect to CFNA, CFNA shall immediately cease to sell Receivables to the Company and immediately notify the Company of the occurrence thereof.

          (k) CFNA hereby covenants and agrees that, except as otherwise required by law or as is deemed by CFNA, in its sole discretion, based upon a good faith assessment by it of the nature of its competition, to be necessary or advisable, it will not (i) reduce the annual percentage rate of the monthly finance charge assessed on the Receivables, if as a result of such reduction, its reasonable expectation is that (x) the Portfolio Yield would be a rate less than the Base Rate, or (ii) reduce the minimum payment terms or otherwise alter the terms of the Accounts or the policies applicable thereto, if, as a result of such change, in its reasonable expectation, an Amortization Event with respect to the Certificates or any other Series of Certificates would occur.


          (l) CFNA hereby agrees that it may transfer or otherwise convey its interest in Accounts, including the Receivables in such Accounts (subject to the interest of the Company and the Trustee on behalf of the Certificateholders), otherwise than pursuant to this Agreement, in whole or in part only upon satisfaction of the following condition: (i) the acquiring person shall (a) be organized and existing under the laws of the United States of America or any state or the District of Columbia, and be a bank or other entity that is not subject to the Bankruptcy Code of 1978, which may be established by and owned by Firestone, and (b) expressly assume by an agreement supplemental to this Agreement the performance of CFNA's obligations with respect to such Accounts; (ii) the

Company shall deliver to the Trustee opinions of counsel (a) stating that all conditions precedent to the conveyance have been complied with and (b) to the effect that the conveyance shall not adversely affect the treatment of the Certificates as debt for Federal and applicable state income tax purposes or materially adversely impact the Federal income tax consequences that affect any Certificateholder and generally to the effect that the transfer would not affect the Federal income tax ownership of the Receivables; and (iii) the Company shall obtain from each Rating Agency a letter confirming that the rating of the Certificates, after such conveyance, will not be lowered or withdrawn.

          Section 3.05  Representations and Warranties Deemed Made.  The sale
                        ------------------------------------------
of Receivables on each Purchase Date pursuant to Section 2.01 of this agreement shall be deemed to constitute a representation and warranty by Firestone that the representations and warranties made under Section 3.01 of this Agreement and by CFNA that the representations and warranties made under
Section 3.02 of this Agreement are true and correct on such Purchase Date, as if made on such Purchase Date.

          Section 3.06  Firestone Covenant.  Firestone covenants and agrees
                        ------------------
with CFNA and the Company that it will, on behalf of the Company, maintain records of the Receivables assigned pursuant to this Agreement which are sufficient to identify the specific accounts that constitute the Receivables sold and assigned hereunder.


                                  ARTICLE IV

                             CONDITIONS PRECEDENT

          Section 4.01  Conditions to the Obligations of the company.  The
                        --------------------------------------------
obligations of the Company hereunder on each Purchase Date shall be subject to the satisfaction of the following conditions:

          (a)  All representations and warranties of CFNA and Firestone contained in this Agreement shall be true and correct on such Purchase Date and CFNA and Firestone shall be in compliance in all material respects with all of their respective obligations hereunder.

          (b) On or prior to such Purchase Date, there shall have been made and there shall be in full force and effect all filings (including, without limitation, Uniform Commercial Code filings), recordings and/or registrations, and there shall have been given, or taken, any notice or any other similar action, as may be necessary or, to the extent requested by the Company, advisable, in order to establish, perfect, protect and preserve the right, title and interest, remedies, powers, privileges, liens and security interests of the Company and/or to the Trustee for the benefit of the Certificateholders granted pursuant to this Agreement or the Pooling and Servicing Agreement, as the case may be, and the Company and the


Trustee shall have received evidence satisfactory to them of all of the foregoing.

          (c) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Company and the Company shall have received copies of all documents (including without limitation, records or corporate proceedings) relevant to the transactions herein contemplated as the Company may have reasonably requested.

          (d) No Servicer Default or Liquidation Event with respect to CFNA shall have occurred.

          (e)  The Final Trust Termination Date shall have not occurred.

                                  ARTICLE V

                                MISCELLANEOUS

          Section 5.01.  Notices, etc.  Except where telephonic instructions
                         -------------
or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, or by prepaid facsimile, Telex, TWX or telegram (with messenger delivery specified in the case of a telegram) and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile, Telex or TWX numbers)

indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

          If to the Company:

               Firestone Retail Credit Corporation
               c/o J.H. Management Corporation, Room 5/10
               One International Place
               Boston, Massachusetts  02110-2624
               Attention:  Nancy D. Smith, President
               Tel. No.  (617) 951-7727

               Facsimile No.  (617) 951-7050

          If to CFNA:

               Credit First National Association
               6275 Eastland Road
               Brook Park, Ohio  44142
               Attention:  President
               Tel. No.  (216) 362-5005
               Facsimile No.  (216) 362-5069

          If to Firestone:

               Bridgestone/Firestone, Inc.
               50 Century Boulevard
               Nashville, Tennessee  37214
               Attention:  Treasurer


               Tel. No.  (615) 872-5000
               Facsimile No.  (615) 872-1599

          Section 5.02.  Successors and Assigns.  This Agreement shall be
                         ----------------------
binding upon CFNA, Firestone and the Company and their respective successors and assigns and shall inure to the benefit of CFNA, Firestone and the Company and their respective successors and assigns, provided that neither CFNA nor
                                             --------
Firestone shall assign any of its rights or obligations hereunder without the prior written consent of the Company other than an assignment by Firestone of its rights and obligations hereunder to the Trust which assignment is hereby acknowledged and consented to by the Company and CFNA. Except as expressly permitted hereunder or in any of the Company Documents, the Company shall not assign any of its rights or obligations hereunder without the prior written consent of Firestone and CFNA.

          Section 5.03.  Severability Clause.  Any provisions of this
                         -------------------
Agreement which are prohibited or unenforceable in any jurisdiction shall,

as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 5.04.  Amendments; Governing Law.  This Agreement and the
                         -------------------------
rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by the party against which enforcement is sought and shall be construed in accordance with and governed by the laws of the State of New York. So long as this Agreement is in effect, the Company and Firestone shall not amend the Pooling and Servicing Agreement without the prior written consent of CFNA.

          Section 5.05.  Counterparts.  This Agreement my be executed in any
                         ------------
number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

          Section 5.06.  Costs and Expenses.  CFNA agrees to pay all
                         ------------------
reasonable costs and expenses of the Company and CFNA in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Agreement, any amendments or modifications of (or supplements to) this Agreement and any and all other documents furnished pursuant hereto or in connection herewith, relative hereto, as well as all costs and expenses (including without limitation, attorneys' fees and expenses), if any, in connection with the enforcement of this Agreement or any other agreement furnished pursuant hereto or in connection herewith.

          Section 5.07.  Bankruptcy Petition Against the Company.  CFNA
                         ---------------------------------------
covenants and agrees that prior to the date which is one year and one day after the payment in full of all Certificates issued pursuant to the Pooling and Servicing Agreement it shall not institute against, or join any other person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law.

          Section 5.08.  Remedies.  In addition to any rights and remedies
                         --------
now or hereafter granted under applicable law, and not by way of litigation of any such rights and remedies, the Company shall have all of the rights and remedies under the Uniform Commercial Code as enacted in any applicable jurisdiction in addition to the rights and remedies provided in this Agreement.

          Section 5.09.  CFNA Obligations.  The Company shall have no
                         ----------------

obligations or liabilities to any obligor under a CFNA Card nor shall the Company be required or obligated in any manner to perform or fulfill any of the obligations of CFNA under or pursuant to any Receivable. It is further expressly agreed that CFNA shall have no obligations to the Company except as expressly set forth in this Purchase Agreement.

          Section 5.10.  Company's Fee.  In consideration of its agreement
                         -------------
to accept Receivables hereunder, CFNA agrees to pay to the Company a fee of
$16,500 per year, which fee shall be payable in advance on the (         )
and on each anniversary thereof.

          Section 5.11.  Consent to Jurisdiction.  Any legal action or
                         -----------------------
proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of CFNA and Firestone hereby accepts for itself and in respect of this property, generally and unconditionally, the jurisdiction of the aforesaid courts and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it my now or hereafter have to the laying of the venue of any legal action or proceeding arising out of or relating to this Agreement, as the case my be, in the State of New York and hereby further irrevocably waives any clams that the State of New York is not a convenient forum for any such legal action or proceeding. Bach of CFNA and Firestone hereby irrevocably designates CT Corporation System, Inc., a New York corporation located at 1633 Broadway, New York, New York 10019, as its designee, appointee and agent respectively, to receive, for and on behalf of it, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement, and such service shall be deemed completed 10 days after delivery thereof to said agent. It is understood that a copy of such process served on any such agent will be promptly forwarded by first class mail to CFNA or Firestone, as the case my be, at its address set forth in Section 5.01, but the failure of CFNA or Firestone, as the case my be, to receive such copy shall not affect in any way the service of such process. Each of CFNA and Firestone, further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceedings by the mailing of copies thereof by registered or certified first class mail, postage prepaid, to CFNA or Firestone, as the case my be, at its said address, such service to become effective 30 days after such mailing.
Nothing herein shall affect the right of the Company or the Trustee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against either CFNA or Firestone in any other jurisdiction.

          Section 5.12.  No Recourse.  The obligations of the Company under
                         -----------
this Agreement are solely the corporate obligations of the Company. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, director or incorporator of the Company.

          Section 5.13.  Acknowledgment of Assignment.  CFNA hereby
                         ----------------------------
acknowledges and consents to the assignment by the Company of its rights under this Agreement to the Trustee on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement, which shall in no way limit the assignment set forth in Section 2.02(a).

          IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase Agreement to be duly executed and delivered as of the date first above written.

                         FIRESTONE RETAIL CREDIT
                           CORPORATION


                         By
                            ----------------------------------
                              Authorized Signatory

                         BRIDGESTONE/FIRESTONE, INC.



                         By
                            -----------------------------------
                              Authorized Signatory

                         CREDIT FIRST NATIONAL ASSOCIATION


                         By
                            -------------------------------------
     uthorized Signatory

ACKNOWLEDGED AND AGREED:

THE FUJI BANK AND TRUST COMPANY


By _____________________________
     Authorized Signatory

                                                                     ANNEX X

                                 DEFINITIONS


          "Account"
           -------



          "Amortization Event"  shall have the meaning set forth in Section
           ------------------
10 of the applicable Supplement.

          "Bridgestone/Firestone Certificate"
           ---------------------------------

          "Closing Date"  shall mean December 2, 1992.
           ------------

          "Discount Amount" shall mean with respect to any Receivable
           ---------------
purchased by the Company pursuant to Section 2.01 after the exercise by the Company of the Discount Option, the product of the face amount of such


Receivable and the Discount Percentage.

          "Discount Option"  shall mean the Company's option under Section
           ---------------
2.11 of the Pooling and Servicing Agreement.

          "Liquidation Event"  shall mean, with respect to any Person, that
           -----------------
such Person voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law or become a party to (or is made the subject of) any proceeding provided for in any Debtor Relief Law, other than as a creditor or claimant, and in the event such proceeding is involuntary, the petition instituting same is not dismissed within 90 days of its filing.

          "Monthly Servicer Certificate"  shall mean the document reflecting
           ----------------------------
the daily sales transactions originated by CFNA and all other transactions including, without limitation, amounts payable for Periodic Finance Charges, Late Fees, Returned Check Fees and miscellaneous adjustments, for the Collection Period.

          "Pooling and Servicing Agreement"  shall mean the Amended and
           -------------------------------
Restated Pooling and Servicing Agreement dated as of ________ __, 1996, by and among the Company, Firestone and the Trustee, and all amendments thereof and supplements thereto, including any Supplement.

          "Series 1996-1 Supplement"  shall mean the Series 1996-1 Supplement
           ------------------------
to the Pooling and Servicing Agreement, dated as of _______ __, 1996 by and among the Company, Firestone and the Trustee, on behalf of the Series 1996-1 Certificateholders.

          "Service Agreement"  shall mean the Service Agreement, dated as of
           -----------------
October 20, 1993, between CFNA and Firestone and all amendments thereof and supplements thereto.

          "Settlement Date"  shall mean the Determination Date (as defined
           ---------------
in the Pooling and Servicing Agreement).

          "Significant Subsidiary or Subsidiaries"  shall mean on any date
           --------------------------------------
a Subsidiary incorporated under the law of any State of the United States (i) whose total assets as of the end of its next preceding fiscal quarter shall be at least $7,500,000 or (ii) whose total sales during the four fiscal quarters then ended shall be at least $7,500,000 or (iii) which is engaged in manufacturing.

          "Subsidiary"  shall mean any corporation at least a majority of
           ----------
whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by Firestone and/or one or more of its other Subsidiaries.

          "Transfer Agreement"  shall mean the Transfer Agreement, dated as
           ------------------
of October 1, 1993, by and between Society and CFNA.

                                      2